EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos: 333-226430 on Form S-3 and Registration Statement Nos: 333-164614, 333-167770, 333-190220, and 333-211737 on Form S-8 of our reports dated February 24, 2020, relating to the consolidated financial statements and financial statement schedule of TrueBlue, Inc. and subsidiaries and the effectiveness of TrueBlue, Inc’s internal control over financial reporting appearing in this Annual Report on Form 10-K of TrueBlue, Inc. for the year ended December 29, 2019.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 24, 2020